                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FRIDAY, MAY 28, 1999

             TO THE SHAREHOLDERS OF PENN TREATY AMERICAN CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PENN TREATY AMERICAN CORPORATION (the "Company") will be held at Lehigh Country Club, 2319 South Cedar Crest Boulevard, Allentown, Pennsylvania on Friday, May 28, 1999, at 9:00 a.m. (the "Meeting") for the purpose of considering and voting upon the following matters:

     1. To elect three persons to the Company's Board of Directors as Class III Directors to serve until the 2002 Annual Meeting of Shareholders and until their successors are elected and have been qualified;

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company and its subsidiaries for the year ending December 31, 1999; and

     3. To transact whatever other business may properly come before the Meeting, or any adjournments or postponements thereof.

Only those shareholders of common stock of record at the close of business on April 20, 1999 shall be entitled to notice of, and to vote at, the Meeting.

     EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.



                                    By Order of the Board of Directors,

                                    /s/ Domenic P. Stangherlin
                                    -------------------------------------
                                        Domenic P. Stangherlin, Secretary



Allentown, Pennsylvania
April 23, 1999

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 28, 1999


                             INTRODUCTORY STATEMENT

     Penn Treaty American Corporation (the "Company") is a Pennsylvania corporation with its principal executive offices located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, telephone number (610) 965-2222. This Proxy Statement ("Proxy Statement") is being furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on May 28, 1999, at Lehigh Country Club, 2319 South Cedar Crest Boulevard, Allentown, Pennsylvania at 9:00 a.m., or at any adjournments or postponements thereof (the "Meeting").

     This Proxy Statement and the accompanying Proxy Card are first being mailed to the shareholders on or about April 23, 1999. A copy of the 1999 Annual Report, which includes financial statements for the fiscal year ended December 31, 1998, is enclosed herewith. Costs of solicitation will be borne by the Company.


                            MATTERS TO BE CONSIDERED

The matters to be considered and voted upon at the Meeting will be:

     1. To elect three persons to the Company's Board of Directors as Class III Directors to serve until the 2002 Annual Meeting of Shareholders and until their successors are elected and have been qualified;

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company and its subsidiaries for the year ending December 31, 1999; and

     3. To transact whatever other business may properly come before the Meeting, or any adjournments or postponements thereof.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The close of business on April 20, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of such date, there were outstanding 7,807,389 shares of common stock, par value $.10 per share ("Common Stock") held by 404 shareholders of record.

     Each share of Common Stock is entitled to one vote on all matters properly submitted at the Meeting. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matters set forth in the accompanying Notice of Meeting will constitute a quorum for the transaction of business at the Meeting. The three nominees for Director who receive the largest number of votes cast at the Meeting, either in person or by Proxy (there being no cumulative voting), will be elected to serve on the Board of Directors of the Company. The ratification and approval of the selection of PricewaterhouseCoopers LLP as the independent public accountants for the Company and its subsidiaries, Senior Financial Consultants Company (the "Agency"), Penn Treaty Network America Insurance Company ("PTNA")(formerly Network America Life Insurance Company), American Network Insurance Company ("ANIC"), American Independent Network Insurance Company of New York ("AINIC") and United Insurance Group Agency, Inc. ("UIG"), will require the affirmative vote, either in person or by Proxy, of the holders of shares representing at least a majority of the votes cast at the Meeting.

     Shares represented by valid Proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Shareholders who execute Proxies may revoke them at any time before such Proxies are voted by (i) delivering written notice to the Secretary of the Company at the Company's principal executive offices or (ii) delivering to the Secretary of the Company duly executed Proxies bearing a later date than the Proxy being revoked. Shareholders who execute Proxies but nevertheless attend the Meeting may revoke such Proxies at any time before such Proxies are voted by giving written notice to the Secretary.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The Board of Directors currently has nine members and is divided into three classes, each comprised of three Directors who serve for terms of three years and until their successors have been elected and qualified.

     The Proxy Agents named in the enclosed Proxy Card intend to vote, unless instructed otherwise, for election of the nominees named below. If for any reason any of the nominees becomes unable or is unwilling to serve at the time of the Meeting, the Proxy Agents will, unless instructed otherwise, vote for a substitute nominee or nominees in their discretion. It is not anticipated that any nominee will be unavailable for election.

     The following information with respect to current and past five years' business experience, directorships and memberships on committees of the Board of Directors has been furnished to the Company by each person nominated as a Director and each person whose term of office as a Director will continue after the Meeting.

CLASS III NOMINEES FOR ELECTION AT THE MEETING TO SERVE UNTIL THE 2002 ANNUAL MEETING ARE LISTED BELOW. All of the nominees, other than Francis R. Grebe, are currently serving as directors.

     FRANCIS R. GREBE is a partner at the investment counseling firm of James M. Davidson and Company. He has held this position since 1988. Mr. Grebe also serves as a Director and Executive President of The Main Line Trust Company, a private fiduciary. Mr. Grebe has over forty years of experience with leading financial institutions in the trust and investment area, including Girard Trust Bank, Philadelphia National Bank and U. S. Trust Company of Florida. Mr. Grebe currently serves as a director of the Athenaeum of Philadelphia and as a Trustee of The Guthrie Healthcare System. He is also a director and former President of Family Services of Montgomery County, Pennsylvania and currently serves as Trustee of the Meshewa Farm Foundation and The Sylvan Foundation. Mr. Grebe is a Phi Beta Kappa graduate of the University of Rochester and the University of Michigan and is admitted to practice law in Michigan, Illinois and New York. He is 67.

     MICHAEL F. GRILL has served as Treasurer and Comptroller of the Company since 1981, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Grill became a Director of the Company in December 1986, of the Agency in 1988, of PTNA in July 1989, of ANIC in 1996 and AINIC in 1997. Prior to joining the Company, Mr. Grill served as Chief Accountant for World Life and Health Insurance Company located in King of Prussia, Pennsylvania from 1973 to 1981. Mr. Grill is 49 and has 26 years experience in the insurance business.

     DAVID B. TRINDLE, FSA, MAAA has served as a Director of the Company since September 1997. Mr. Trindle is an independent consulting actuary with 26 years experience in the areas of health insurance and managed care. From 1993 until 1996, Mr. Trindle served as Partner and National Director of the Health Actuarial practice of KPMG Peat Marwick. Prior to 1993, Mr. Trindle served as president of QED Consulting Group, an actuarial firm specializing in health insurance and long-term care which was co-founded by Mr. Trindle in 1988. From 1973-1988, Mr. Trindle served in various senior management and executive roles at UNUM Corporation, Transport Life Insurance Company and Union Fidelity Life Insurance Company where he also served on the Board of Directors. Mr. Trindle is a Member of the American Academy of Actuaries and a Fellow of the Society of Actuaries, for whom he served as Chairman of the Health Section. Mr. Trindle holds a Masters Degree in Mathematics from Pennsylvania State University. He is 49.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
               THE ABOVE NOMINEES FOR A FIXED TERM OF THREE YEARS.

Class I Directors whose present terms continue until the 2000 Annual Meeting:

     A. J. CARDEN has served as Executive Vice President and Director of the Company since 1983, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. From 1970 to 1983, Mr. Carden served as Assistant to the President and Vice President of Claims for Columbia Life Insurance Company and Columbia Accident and Health Insurance Company located in Bloomsburg, Pennsylvania. Mr. Carden is 65 and has over 41 years experience in the insurance business.

     IRVING LEVIT is the founder, Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Levit has also served as the Chairman of the Board of Directors and Chief Executive Officer of PTNA since 1989, ANIC since 1996 and of AINIC since its inception in 1997. Mr. Levit has served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Agency since 1988. In addition, Mr. Levit has been the sole owner of the Irv Levit Insurance Management Corporation ("IMC"), an insurance agency, since 1961. Mr. Levit is 69 and has over 41 years experience in the insurance business.

     DOMENIC P. STANGHERLIN has served as Secretary and Director of the Company since 1971, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Stangherlin is the owner and manager of the Line Tool Company, a manufacturer of micropositioners, located in Allentown, Pennsylvania. Mr. Stangherlin is 72.

Class II Directors whose present terms continue until the 2001 Annual Meeting:

     JACK D. BAUM has served as Vice President of Marketing of the Company since 1985 and became a Director in 1987. He has served as Vice President of Sales and Director of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. His duties include supervising and motivating the Company's sales force. Prior to joining the Company, Mr. Baum served as Vice President of Marketing for National Security General Insurance Company in Lancaster, Pennsylvania from 1983 to 1985 and as a Director of Group Sales and Marketing for Educators Mutual Life Insurance in Lancaster, Pennsylvania from 1976 to 1983. Mr. Baum is 65 and has over 21 years experience in the insurance business.

     EMILE G. ILCHUK has served as a Director of the Company since 1972, of the Agency since 1988, of PTNA since 1989 and of ANIC since it was purchased in 1996. Mr. Ilchuk has worked as a Safety Inspector for the Pennsylvania Department of Labor and Industry since 1975. Mr. Ilchuk is 61.

     GLEN A. LEVIT has served as a Director of the Company since May 1995, of PTNA since 1995, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Levit has served as President of PTNA and ANIC since April 1997 and of AINIC since January 1999. Prior to being appointed President, Mr. Levit served as the Vice President of Sales of PTNA and as Vice President of ANIC and AINIC. From 1991 until 1993 Mr. Levit served as the Regional Sales Director and as a regional marketer for PTNA. Mr. Levit has also served as a Director of IMC, an insurance agency, since 1988. Mr. Levit is the son of Mr. Irving Levit. Mr. Levit is 31 and has over 11 years of experience in the insurance business.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

ADDITIONAL EXECUTIVE OFFICERS:

     CAMERON B. WAITE has served as Chief Financial Officer of the Company since May 1996. From 1994 to 1996, Mr. Waite was Chief Financial Officer and Treasurer of Blue Fish Clothing, Inc., a manufacturer, wholesaler and retailer of women's clothing. From 1983 to 1994, Mr. Waite held various positions with Independence Bancorp. Inc., which merged with CoreStates Financial Corporation, his last position being Vice President of Asset Liability Management. He holds a B.A. in Economics from Dickinson College and an M.B.A. from Lehigh University. Mr. Waite is 38.

     JIM HEYER was appointed the Chief Operating Officer of PTNA in January 1999. Prior to that time, Mr. Heyer served as the Vice President of Administration of PTNA from 1993-1998. Mr. Heyer has also served as Vice President of Administration of the Company since May 1997 and as a Vice President and Director of ANIC and AINIC since 1996 and 1997, respectively. Mr. Heyer oversees the companies' claims, underwriting, compliance and product development areas. Prior to joining the Company in 1988, Mr. Heyer was employed by The Guardian Life Insurance Company of North America. Mr. Heyer received his B.S. in Business Administration and Marketing from Penn State University. Mr. Heyer is 34 and has 12 years experience in the insurance business.

BOARD COMMITTEES:

     To assist in the discharge of its responsibilities, the Board of Directors has three committees - the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a nominating committee. The total combined attendance for all Committee meetings was 100%.

     AUDIT COMMITTEE. The principal functions of the Audit Committee are to assist the Company's Board of Directors in the oversight of executive management's responsibilities related to the Company's internal control process. In connection with this function, the Committee reviews various policies and practices of management related to the Company's responsibilities to its investors, customers, employees and the general public. The members of the Audit Committee during 1998 were Messrs. Ilchuk and Goldman (currently a Director of the Company). This Committee met one time in 1998.

     COMPENSATION COMMITTEE. The principal functions of the Compensation Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive rewards. This Committee met one time in 1998. The members of the Compensation Committee during 1998 were Messrs. Stangherlin and Goldman (currently a Director of the Company).

     EXECUTIVE COMMITTEE. During the periods between Board meetings, the Executive Committee exercises all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board Committee). This Committee met two times in 1998. The members of the Executive Committee during 1998 were Messrs. Levit, Carden and Stangherlin.

DIRECTOR ATTENDANCE AT BOARD MEETINGS:

     During 1998, the Board of Directors held seven meetings. Each Director attended at least 75% of the meetings of the Board and its Committees, except Mr. Emile G. Ilchuk who attended 57% of the meetings of the Board. The average attendance of directors at Board and Committee meetings held during 1998 was 92%.

COMPENSATION OF DIRECTORS:

     Each Director receives a fee of $200 for each regular board meeting attended. In addition, Mr. Goldman, currently a Director of the Company, received a consulting fee of $7,000 during 1998.

     Information with respect to the share ownership of the Directors and the nominees is set forth below. See "Principal Shareholders."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

     IMC, an insurance agency which is owned by Irving Levit, Chairman of the Board, President and Chief Executive Officer of the Company, and Chairman of the Board and Chief Executive Officer of PTNA, ANIC, AINIC and the Agency, produced approximately $55,000, $50,000 and $41,000 of new and renewal premiums for PTNA for the years ended December 31, 1996, 1997 and 1998, respectively, for which it received commissions of approximately $12,000, $13,000 and $10,000, respectively. While IMC has only been minimally involved in the sale of insurance products since 1979 and IMC'S operations since that time have not been significant, IMC continues to receive overriding commissions from the Company of 5%, on business written for PTNA by any IMC general agents who were appointed prior to 1979 and any of their sub-agents hired prior and subsequent to January 1979 and one agent appointed in 1981. For the years ended December 31, 1996, 1997 and 1998 these overriding commissions totaled approximately $539,000, $534,000 and $559,000, respectively. The premium revenues on which such overrides are paid, are based on commissions which are higher than those currently paid to independent agents.

     The terms on which  commissions  have been paid to IMC are consistent  with
(i) the terms on which commissions have been paid by the Company to comparable unaffiliated agencies in the past and currently to one unaffiliated agency performing similar services and (ii) the terms on which commissions are paid in the industry in general, and were no less favorable than would have been obtained from unrelated third parties. To the extent that the Company engages in future transactions with any of its affiliates, all such transactions will likewise be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the Company's disinterested directors.

     Director nominee, Francis R. Grebe, is a partner of James M. Davidson and Company, an investment counseling firm that manages a significant portion of the Company's investment assets. During 1998, the James M. Davidson firm received a fee of $105,000 from the Company for its services. Mr. Grebe is not directly involved with any of the Company's investment matters. Mr. Grebe serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters.

EXECUTIVE COMPENSATION:

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

     The members of the Compensation Committee of the Board of Directors during 1998 were Messrs. Stangherlin and Goldman (currently a Director of the Company), who are non-employee directors. Mr. Stangherlin also serves as the Secretary of the Company, the Agency, PTNA, ANIC and AINIC. See Certain Relationships and Related Transactions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION:

     The Company's Executive Compensation Program is administered by the Compensation Committee (the "Committee"), a Committee of the Board of Directors consisting of independent non-employee directors. The primary functions of the Committee are to review and evaluate the performance and leadership of the Chief Executive Officer and all other executive officers and to recommend compensation amounts to the Board of Directors. In 1998, the Committee compared all executive compensation with industry and regional executive compensation levels and believes that the Company's compensation levels compare conservatively to other comparable executive positions. The Board of Directors accepted and adopted all of the Committee's recommendations concerning executive compensation amounts during 1998.

The Committee seeks to:

     * provide compensation which is closely linked to Company and individual performance;

     * align the interests of the Company's executives with those of its shareholders through award opportunities that can result in ownership of Common Stock;

     * ensure that compensation is sufficiently competitive to attract and retain high quality executive talent.

     Consistent with these objectives, the Committee employs a system of quantitative measures and qualitative assessments in evaluating and measuring executive officer performance. Quantitative measures include earnings performance, return on assets and growth of revenues. Qualitative assessments include the quality and measured progress of the operations of the Company and the success of strategic actions taken.

     In addition to Company-wide measures of performance, the Committee considers performance factors particular to each executive officer, such as the performance of the departments for which said officer had management responsibility, individual managerial accomplishments and contribution to the achievement of corporate goals.

CEO COMPENSATION:

     In accordance with the Committee's general practice and the Company's compensation policies, Mr. Levit's compensation for the 1998 fiscal year was based principally upon the Company's performance and Mr. Levit's ongoing contribution to that performance. The increases in Mr. Levit's salary and the amount of the bonus were determined in the Committee's sole discretion after its consideration of competitive data, the Board's assessment of Mr. Levit's performance and recognition of the Company's performance during 1998.

                                                       C. Mitchell Goldman
                                                       Domenic Stangherlin

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1997 and 1998 of those persons who during 1998 (i) served as the Company's chief executive officer or (ii) were executive officers (other than the chief executive officer) whose total annual salary and bonus exceeded $100,000:

                                                                  Long-Term
                                      Annual Compensation        Compensation
                                 ----------------------------    ------------    All Other
Name and                         Salary     Bonus      Other       Options     Compensation
Principal Position       Year     ($)        ($)       ($)(1)        (#)         ($) (2)
--------------------     ----    ------     -----      ------      -------     ------------

Irving Levit (3)         1996    259,927     40,000    1,000        48,000       8,998 (3)
   Chairman of the       1997    264,591     50,000      800        29,000       2,562 (3)
   Board, President      1998    277,875     50,000      800             0       7,627 (3)
   & Chief Executive
   Officer

A. J. Carden             1996    123,062     17,000    1,000        18,000       4,202
   Executive Vice-       1997    131,707     17,000      800        10,000       1,990
   President & Chief     1998    135,935     14,000      800             0       4,498
   Operating Officer

--------------------

(1)      Represents Directors' fees of $200 for each regular board meeting attended.

(2) Represents Company contributions to the Company's Pension Plan on behalf of each of the named individuals.

(3) Excludes cash overriding commissions and direct commissions totaling approximately $551,000, $547,000 and $ 569,000 paid to IMC by the Company in 1996, 1997 and 1998, respectively, in connection with policies written for the Company. See "Certain Relationships and Related Transactions" above.


PENSION PLAN AND 401(K) PLAN

     On August 1, 1996, the Company adopted a 401(k) retirement plan, covering substantially all employees with one year of service. Under the plan, participating employees may contribute up to 15% of their annual salary on a pre-tax basis. The Company, under the plan, equally matches employee contributions up to the first three percent of the employee's salary. The Company and employee portion of the plan is vested immediately. The Company expense in 1998 was $98,000. The Company may elect to make a discretionary contribution to the plan, which will be contributed proportionately to each eligible employee. The Company did not make a discretionary contribution in 1998.

     Until August 1, 1996, the Company maintained a defined contribution pension plan covering substantially all employees. The Company contributed three percent of each eligible employee's annual covered payroll to the plan. All contributions were subject to limitations imposed by the Internal Revenue Code on retirement plans and Section 401(k) plans. Upon the termination of the plan on August 1, 1996, each participant became fully vested. A prorata portion of the 1996 scheduled contribution was put into the plan upon termination.

INCENTIVE STOCK OPTION PLAN

     The shareholders of the Company adopted an Incentive Stock Option Plan (the "Plan") in March 1987. This Plan expired in 1997. The Plan, as amended by shareholder action on May 25, 1990, May 28, 1993, and May 23, 1997, provided for the granting of options to purchase up to 1,200,000 shares of Common Stock. Stock options have been granted and are outstanding to date with respect to 495,458 shares. Prices of these options range from $8.71 to $35.475 per share. In 1995, 102,000 stock options were granted under the Plan at an exercise price of $12.38 per share and 48,000 stock options were granted at an exercise price of $13.61 per share. In June 1996, 116,800 stock options were granted under the Plan at an exercise price of $20.50 per share and 48,000 stock options were granted at an exercise price of $22.55 per share. In October 1997, 72,250 stock options were granted under the Plan at an exercise price of $32.25 per share and 29,000 stock options were granted at $35.475 per share. No stock options were granted under the Plan during 1998.

     As of April 13, 1999, stock options granted with respect to 28,358 shares have been canceled and 186,811 shares have been exercised. Options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). A committee of the Board of Directors had the authority to administer the Plan and to grant options to key employees (including officers, whether or not they were Directors) of the Company. The exercise price of all options granted under the Plan may not be less than the fair market value of the shares on the date of grant (110% of fair market value in the case of grant to any person who holds more than 10% of the combined voting power of all classes of outstanding stock.) The maximum allowable term of each option was ten years (five years in the case of holders of more than 10% of the combined voting power of all classes of outstanding stock), and the options become exercisable in four equal, annual installments commencing one year from the option grant date.

     The  shareholders  of the  Company  adopted  a new  Employee  Non-Qualified
Incentive Stock Option Plan in May 1998 (the "1998 Plan"). The 1998 Plan authorizes the Company to grant "incentive stock options" under Section 422 of the Code, and non-qualified stock options, covering up to an aggregate of 600,000 shares of Common Stock. The purpose of the 1998 Plan is to enable the Company to offer officers, directors and employees of the Company and its subsidiaries options to acquire equity interests in the Company, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and the Company's shareholders. The maximum allowable term of each option is ten years (five years in the case of holders of more than 10% of the combined voting power of all classes of outstanding stock), and the options become exercisable in four equal, annual installments commencing one year from the option grant date. During 1998, no stock options were granted under the 1998 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options during the fiscal year ended December 31, 1998.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1998 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1998 and the aggregate gains that would have been realized had these options been exercised on December 31, 1998, even though these options were not exercised, and the unexercisable options could not have been exercised on December 31, 1998.

                                             Number of Unexercised   Value of Unexercised
                                                 Options at          In-the-Money Options
                                               Dec. 31, 1998(#)     at Dec. 31, 1998($)(1)
                                            ----------------------  ----------------------
           Shares Acquired  Value Realized      Exercisable/            Exercisable/
Name       on Exercise(#)        ($)           Unexercisable           Unexercisable
----       ---------------  --------------     -------------           -------------

Irving Levit   2,632          63,661.50       114,885/86,570         1,584,615/515,972

A.J. Carden        0                  0        25,000/21,000           254,549/123,469

------------

(1) Market value of shares covered by in-the-money options on December 31,1998, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. The closing price of the Company's Common Stock at fiscal year end was $26.938.

AGENT STOCK OPTION PLAN

     In October 1994, the Board of Directors of the Company authorized a stock option plan for its agents (the "Agent Plan"). The Agent Plan, adopted by the Board of Directors in May 1995, provides for the grant of Common Stock options covering up to 300,000 shares and is designed to reward the Company's agents by providing for the grant of options to purchase Common Stock to agents upon attaining certain sales objectives determined by the Board of Directors. The exercise price of all options granted under the plan may not be less than the fair market value of the shares on the date of grant. The maximum allowable term of each option is ten years, and the options become exercisable in four equal annual installments commencing one year from the option grant date. Stock options have been granted and are outstanding to date with respect to 58,450 shares. Prices of these options range from $12.63 to $32.25 per share. On August 18, 1995, 16,100 options were granted under the Agent Plan at an exercise price of $12.63 per share. On June 25, 1996, 20,000 options were granted under the Agent Plan at an exercise price of $20.50 per share. In October 1997, 23,600 stock options were granted under the Agent Plan at an exercise price of $32.25 per share. No options were granted under the Agent Plan during 1998.

PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 15, 1999, information with respect to the beneficial ownership of the Common Stock of the Company by (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's Directors, and (iii) all Directors and Executive Officers as a group:

                                                             Percent of
Name(1)                                   Shares Owned      Ownership (2)
-------                                   ------------      -------------
Irving Levit (3)                             1,921,028         24.25%
Goldman Sachs & Co.(4)                         780,250          9.99%
Palisade Capital Management L.L.C.(5)          762,472          9.76%
Artisan Partners Ltd. Partnership(6)           522,400          6.69%
Dimensional Fund Advisors, Inc.(7)             472,900          6.06%
Wellington Management Co., LLP(8)              427,700          5.48%
PNC Bank Corp.(9)                              397,250          5.09%
Jack D. Baum (10)                               35,033          *
A. J. Carden (11)                               25,000          *
C. Mitchell Goldman, Esquire (12)                1,700          *
Michael F. Grill (13)                           28,044          *
Jim Heyer (14)                                  12,600          *
Emile G. Ilchuk                                 10,500          *
Glen A. Levit (15)                              30,121          *
Domenic P. Stangherlin                          27,925          *
David B. Trindle                                     -          *
Cameron B. Waite(16)                             1,500          *

All Directors and Executive
  Officers as a group                        2,093,451         26.05%
  (12 persons) (17)
---------------------------------
* Less than 1%

(1) Unless otherwise noted, the address of each person named above is in care of the Company.

(2) Based on 7,807,389 shares outstanding, except that shares underlying options exercisable within 60 days are deemed to be outstanding for purposes of calculating the percentage owned by the holder of such options.

(3) Mr. Levit is the President, Chief Executive Officer and Chairman of the Board of the Company. Includes 46,350 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's five children and exercisable options to purchase 114,885 shares of Common Stock. Includes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership and 63,516 shares held by other family members as to which he also disclaims beneficial ownership.

(4) According to the Schedule 13G filed with the Commission by Goldman, Sachs & Co. and The Goldman Sachs Group, L. P., (collectively, ("Goldman Sachs") for the year ended December 31, 1998, the address for Goldman Sachs is 85 Broad Street, New York, NY 10004. Goldman Sachs reported shared voting power with respect to 614,100 shares and sole investment power with respect to all shares.

(5) According to the Schedule 13G filed with the Commission by Palisade Capital Management, L.L.C. for the year ended December 31, 1998, the address for Palisade Capital Management, L.L.C. is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024. Palisade Capital Management L.L.C. reported sole voting power and sole investment power with respect to all shares and includes 330,872 shares that Palisade Capital Management L.L.C. has a right to acquire upon conversion of convertible securities.

(6) According to the Schedule 13G filed with the Commission by Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler (collectively "Artisan Partners") for the year ended December 31, 1998, their principal business address is 1000 North Water Street, #1770, Milwaukee, WI 53202. Artisan Partners reported shared voting power and shared investment power with respect to all shares.

(7) According to the Schedule 13G filed with the Commission by Dimensional Fund Advisors, Inc. for the year ended December 31, 1998, the address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors, Inc. reported sole voting power and sole dispositive power with respect to all shares.

(8) According to the Schedule 13G filed with the Commission by Wellington Management Company, LLP for the year ended December 31, 1998, their principal business address is 75 State Street, Boston, MA 02109. Wellington Management Company reported shared voting power with respect to 179,700 shares and shared investment power with respect to all shares.

(9) According to the Schedule 13G filed with the Commission by PNC Bank Corp. and its subsidiaries PNC Bancorp, Inc., PNC Bank, National Association, BlackRock Advisors, Inc., and BlackRock Financial Management, Inc. (collectively "PNC Bank") for the year ended December 31, 1998, the address for PNC Bank is One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707. PNC Bank reported sole voting power with respect to 383,550 and sole dispositive power with respect to 395,850 shares.

(10) Includes 81 shares held by Mr. Baum and 34,952 exercisable options.

(11) Consists of exercisable options to purchase shares of Common Stock.

(12) Includes 375 shares held by Mr. Goldman's wife and 450 shares beneficially owned by Mr. Goldman's minor children.

(13) Consists of exercisable options of Common Stock.

(14) Includes exercisable options to purchase 12,500 shares of Common Stock.

(15) Includes  exercisable  options to purchase  14,250  shares of Common Stock.
     Excludes 700 shares held by Mr. Levit's wife as to which beneficial ownership is disclaimed.

(16) Includes exercisable options to purchase 500 shares of Common Stock.

(17) Includes exercisable options held by members of the group to purchase 230,131 shares.

PERFORMANCE GRAPH

     The following chart compares the five-year cumulative total return for the Company's Common Stock with the comparable cumulative return of two indices. The NYSE Composite provides some indication of the performance of the overall stock market, and the Nasdaq Insurance Stock Index reflects the performance of insurance company stock generally.

                        PENN TREATY AMERICAN CORPORATION
                             Performance Chart (1)

                           1993      1994      1995      1996      1997      1998
                           ----      ----      ----      ----      ----      ----
PTA STOCK                $100.00   $124.76   $196.04   $308.91   $377.23   $320.05
NYSE COMPOSITE (2)       $100.00   $ 96.86   $127.18   $151.42   $197.31   $246.67
NASDAQ INSURANCE INDEX   $100.00   $100.57   $140.41   $159.18   $195.30   $195.18


(1) Assumes a $100.00 investment on December 31, 1993 in the Company's Common Stock, and in each of the indices shown. The total return assumes reinvestment of all dividends.

(2) On December 14, 1998, the Company listed its Common Stock on the New York Stock Exchange ("NYSE"). Prior to listing on the NYSE, the Company's Common Stock was traded for the majority of 1998 and prior, on the NASDAQ Stock


     Market ("NASDAQ"). Had a $100.00 investment been made in the NASDAQ Composite on December 31, 1993, the total value would have been $96.80, $135.44, $166.20, $202.16 and $246.67, at December 31, 1994, 1995, 1996,
     1997 and 1998, respectively.


          PROPOSAL II -- APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, upon recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as the independent public accountants of the Company and its subsidiaries for the year ending December 31, 1999. PricewaterhouseCoopers LLP has acted in this capacity since 1986. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting for the purpose of making a statement if he so desires and to respond to appropriate questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF THE APPOINTMENT OF P RICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1999.

                              SHAREHOLDER PROPOSALS

     For the 2000 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company no later than January 4, 2000.

                                  OTHER MATTERS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that which is presented above. If any other matter or matters are properly brought before the Meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote Proxies on such matters in accordance with their judgment.

                                        By Order of the Board of Directors,

                                        /s/ Domenic P. Stangherlin
                                        -------------------------------------
                                            Domenic P. Stangherlin, Secretary


Allentown, Pennsylvania
April 23, 1999